SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549


                                  FORM 8-K
                          CURRENT REPORT PURSUANT
                         TO SECTION 13 OR 15(D) OF
                    THE SECURITIES EXCHANGE ACT OF 1934


             Date of report (Date of earliest event reported):
                       March 2, 2004 (March 1, 2004)

                        Trinity Learning Corporation
           (Exact Name of Registrant as Specified in Its Charter)


                                    Utah
               (State of Other Jurisdiction of Incorporation)

     0-8924                                                 73-0981865
(Commission File Number)                  (IRS Employer Identification No.)

     1831 Second Street
     Berkeley, California                                           94710
(Address of Principal Executive Offices)                         (Zip Code)

                               (510) 540-9300
            (Registrant's Telephone Number, Including Zip Code)


       (Former Name or Former Address, if Changed Since Last Report)


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Item 2.   Acquisition or Disposition of Assets

     On March 1, 2004, Trinity Learning Corporation (the "Company") completed the acquisition of all of the issued and outstanding shares (the "VILPAS Shares") of Virtual Learning Partners AS ("VILPAS"), a learning services company registered under the laws of Norway and headquartered in Oslo, Norway. VILPAS owns 51% of FunkWeb AS, a Norwegian learning services company that is also headquartered in Oslo.

     In consideration for the VILPAS Shares, the Company issued a non-interest-bearing promissory note in the principal amount of $500,000, which note is convertible into 1,000,000 shares of the Company's common stock, and agreed to issue up to an additional 200,000 shares of the Company's common stock in the event certain revenue and profit thresholds are met during calendar 2004, as further described below.

     The acquisition of the VILPAS Shares was made pursuant to the terms of an agreement dated as of March 1, 2004 (the "Acquisition Agreement") between the Company and each of the shareholders of VILPAS (the "Shareholders"). In consideration for the VILPAS Shares, the Company issued a convertible non-interest-bearing promissory note (the "Note") to Inspire AS, the principal Shareholder of VILPAS, on behalf of all the Shareholders of VILPAS. The Note has a maturity date of August 5, 2005 (the "Maturity Date") and is convertible into 1,000,000 shares of the Company's common stock under the following circumstances: (i) at the holder's option, at any time prior to payment in full of the entire outstanding principal amount of the Note, provided that the Note may not be prepaid prior to the Maturity Date; and (ii) at the Company's option on or about the Maturity Date. The Company, under certain circumstances, will withhold up to 20% of any amount paid or shares issued upon presentment or conversion of the Note, as the case may be, and place such amount or shares in escrow as collateral for any breach of warranties by the Shareholders under the Acquisition Agreement.

     The Company has agreed to issue up to 200,000 shares of its common stock ("Revenue-Based Shares"), in increments of 40,000 shares, as additional consideration for the VILPAS Shares, in the event certain revenue and net profit thresholds are met by VILPAS during calendar 2004. Any such additional shares will not be placed in escrow but will be issued directly to a representative appointed by the Shareholders.

     Pursuant to the terms of the Acquisition Agreement and a related escrow agreement (the "Escrow Agreement"), the VILPAS Shares were delivered into escrow at closing and will be held in escrow as security for the due performance of the Company's obligations under the Note. In the event of a default by the Company under the Note, the escrow agent will return the VILPAS Shares to the Shareholders upon delivery by the Shareholders to the escrow agent of (i) the cancelled Note, (ii) any and all shares issued by the Company upon conversion of the Note, and (iii) any Revenue-Based shares that had been issued by the Company. An event of default under the Note includes, among other things, a voluntary or involuntary bankruptcy proceeding involving the Company and the failure by the Company to list its shares of common stock on a major stock exchange by February 5, 2005, subject to a six-month extension in the event a listing application is in process on such date.

     The Acquisition Agreement provides that the board of directors of VILPAS shall consist of four persons, two of whom shall be representatives of the Shareholders for so long as any amount remains outstanding under the Note.

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     Copies of the Acquisition Agreement, the Note and the Escrow Agreement
are filed herewith as Exhibits 10.1   10.3, respectively, and are
incorporated herein by this reference. The summary of the transaction set forth above is qualified in its entirety by reference to such exhibits.

About VILPAS and FunkWeb
------------------------

     VILPAS is a learning services company headquartered in Oslo, Norway. For the past five years, VILPAS has been engaged in developing e-learning and other educational initiatives for corporations and organizations in Norway, Scandinavia and Europe. FunkWeb, also headquartered in Oslo, is a leading provider of workplace training and retraining for disabled persons. In conjunction with national and local employment programs, FunkWeb has a successful track record in providing disabled persons with skills, certifications and job placement services primarily related to information
technologies, web-based systems, and computing.   The minority partner in
FunkWeb is the Norwegian Federation of Functionally Disabled People, a non-government organization (NGO) representing many of Norway's associations and programs for the disabled.


Item 7.   Financial Statements and Exhibits.

     (c)  Exhibits

          10.1 Acquisition Agreement dated March 1, 2004 by and among Trinity Learning Corporation and the Shareholders.

          10.2 Escrow Agreement dated March 1, 2004 by and among Trinity Learning Corporation, the Shareholders, Jan-Olaf Willums as Shareholder Representative and Heritage Bank of Commerce as escrow agent.

          10.3 Convertible Promissory Note in the principal amount of $500,000.00 dated March 1, 2004, issued by Trinity Learning Corporation to Inspire AS


                                 SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   TRINITY LEARNING CORPORATION


Date: March 2, 2004                By: /s/  Douglas Cole
                                       ------------------------------
                                       Douglas Cole
                                       Chief Executive Officer





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